Exhibit 3 Page 1 of 3

ENTERGY CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
ASSETS
As of September 30, 2004
(In Thousands)
(Unaudited)

CURRENT ASSETS
Cash and cash equivalents:
Cash	$124,346
Temporary cash investments - at cost,
which approximates market	463,495
Total cash and cash equivalents	587,841
Notes receivable	2,110
Accounts receivable:
Customer	614,717
Allowance for doubtful accounts	(24,983)
Other	284,758
Accrued unbilled revenues	471,785
Total receivables	1,346,277
Deferred fuel costs	128,079
Accumulated deferred income taxes	53,422
Fuel inventory - at average cost	131,191
Materials and supplies - at average cost	567,001
Deferred nuclear refueling outage costs	102,242
Prepayments and other	171,097
TOTAL	3,089,260

OTHER PROPERTY AND INVESTMENTS
Investment in affiliates - at equity	1,141,060
Decommissioning trust funds	2,379,555
Non-utility property - at cost (less accumulated depreciation)	222,942
Other	97,153
TOTAL	3,840,710

PROPERTY, PLANT AND EQUIPMENT
Electric	28,761,055
Property under capital lease	740,397
Natural gas	255,280
Construction work in progress	1,276,917
Nuclear fuel under capital lease	262,840
Nuclear fuel	281,706
TOTAL PROPERTY, PLANT AND EQUIPMENT	31,578,195
Less - accumulated depreciation and amortization	13,099,440
PROPERTY, PLANT AND EQUIPMENT - NET	18,478,755

DEFERRED DEBITS AND OTHER ASSETS
Regulatory assets:
SFAS 109 regulatory asset - net	804,336
Other regulatory assets	1,359,820
Long-term receivables	41,536
Goodwill	377,172
Other	946,340
TOTAL	3,529,204

TOTAL ASSETS	$28,937,929

Exhibit 3 Page 2 of 3

ENTERGY CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
LIABILITIES AND SHAREHOLDERS' EQUITY
As of September 30, 2004
(In Thousands)
(Unaudited)

CURRENT LIABILITIES
Currently maturing long-term debt	$429,481
Notes payable	110,273
Accounts payable	786,437
Customer deposits	214,989
Taxes accrued	231,326
Nuclear refueling outage costs	18,126
Interest accrued	153,233
Obligations under capital leases	154,620
Other	299,976
TOTAL	2,398,461

NON-CURRENT LIABILITIES
Accumulated deferred income taxes and taxes accrued	5,242,297
Accumulated deferred investment tax credits	404,481
Obligations under capital leases	138,296
Other regulatory liabilities	334,716
Decommissioning and retirement cost liabilities	2,064,542
Transition to competition	79,101
Regulatory reserves	75,087
Accumulated provisions	492,434
Long-term debt	7,219,611
Preferred stock with sinking fund	17,402
Other	1,296,575
TOTAL	17,364,542

Preferred stock without sinking fund	334,337

SHAREHOLDERS' EQUITY
Common stock, $.01 par value, authorized 500,000,000
shares; issued 248,174,087 shares in 2004	2,482
Paid-in capital	4,818,848
Retained earnings	4,948,690
Accumulated other comprehensive loss	(68,337)
Less - treasury stock, at cost (22,928,539 shares in 2004)	861,094
TOTAL	8,840,589

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$28,937,929

Exhibit 3 Page 3 of 3

ENTERGY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
For the Nine Months Ended September 30, 2004
(Unaudited)
(In Thousands)

OPERATING REVENUES
Domestic electric	$6,042,652
Natural gas	155,591
Competitive businesses	1,501,985
TOTAL	7,700,228

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel-related expenses, and
gas purchased for resale	1,844,381
Purchased power	1,603,957
Nuclear refueling outage expenses	124,084
Provision for turbine commitments, asset impairments,
and restructuring charges	-
Other operation and maintenance	1,651,239
Decommissioning	113,192
Taxes other than income taxes	313,153
Depreciation and amortization	662,614
Other regulatory charges (credits) - net	(57,009)
TOTAL	6,255,611

OPERATING INCOME	1,444,617

OTHER INCOME
Allowance for equity funds used during construction	28,572
Interest and dividend income	75,067
Equity in earnings (loss) of unconsolidated equity affiliates	(31,908)
Miscellaneous - net	59,993
TOTAL	131,724

INTEREST AND OTHER CHARGES
Interest on long-term debt	349,160
Other interest - net	26,657
Allowance for borrowed funds used during construction	(18,519)
TOTAL	357,298

INCOME BEFORE INCOME TAXES AND
CUMULATIVE EFFECT OF ACCOUNTING CHANGES	1,219,043

Income taxes	446,968

INCOME BEFORE CUMULATIVE EFFECT
OF ACCOUNTING CHANGES	772,075

CUMULATIVE EFFECT OF ACCOUNTING
CHANGES (net of income taxes of $93,754)	-

CONSOLIDATED NET INCOME	772,075

Preferred dividend requirements and other	17,488

EARNINGS APPLICABLE TO
COMMON STOCK	$754,587